Exhibit 99.1

Hawaiian Holdings Announces Proposed $75 Million
Convertible Senior Notes Offering

HONOLULU, HAWAII - March 17, 2011 - Hawaiian Holdings, Inc. (NasdaqGM: HA) (the "Company"), parent company of Hawaiian Airlines, Inc., today announced its intention to offer, subject to market and other conditions, $75 million aggregate principal amount of convertible senior notes due 2016 (the "notes") in an underwritten public offering. The Company also expects to grant the underwriters of the notes an option to purchase up to an additional $11.25 million aggregate principal amount of the notes solely to cover over-allotments.

The notes will be unsecured, unsubordinated obligations of the Company, and interest will be payable semi-annually. Prior to November 15, 2015, the notes will be convertible only upon the occurrence of specified events; and thereafter until the second scheduled trading day prior to the maturity date of the notes, the notes will be convertible at any time. Upon conversion, the notes will be settled in cash, shares of the Company's common stock or a combination thereof, at the Company's election.

In connection with the offering of the notes, the Company expects to enter into privately-negotiated convertible note hedge transactions with one or more of the underwriters and their affiliates and/or other financial institutions (the "hedge counterparties"). The Company also expects to enter into privately-negotiated warrant transactions with one or more of the hedge counterparties. The convertible note hedge transactions are intended to reduce potential dilution to the Company's common stock and/or offset potential cash payments in excess of the principal amount of converted notes, as the case may be, upon any conversion of the notes. However, the warrant transactions will separately have a dilutive effect on the Company's common stock to the extent that the market price per share of the Company's common stock exceeds the strike price of the warrants. The Company has been advised that in connection with establishing its initial hedge of the convertible note hedge and warrant transactions, each hedge counterparty or its affiliates expects to enter into various derivative transactions with respect to the Company's common stock concurrently with or shortly after the pricing of the notes. These activities could increase (or reduce the size of any decrease in) the market price of the Company's common stock concurrently with or shortly after the pricing of the notes. In addition, the hedge counterparties or their affiliates are likely to modify their hedge positions by entering into or unwinding various derivatives with respect to the Company's common stock and/or purchasing or selling the Company's common stock or other securities of the Company in secondary market transactions following the pricing of the notes and prior to the maturity of the notes. In particular, such hedge modification transactions are likely to occur on or around any conversion date and during any cash settlement averaging period related to a conversion of notes. The effect, if any, of any of these transactions and activities on the market price of the Company's common stock or the trading price of the notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of the Company's common stock, which could affect the ability to convert the notes, the value of the notes and the amount of cash, if any, and the number of and value of shares of the Company's common stock, if any, holders will receive upon conversion of the notes.

The Company intends to use (1) a portion of the net proceeds from the sale of the notes to pay the cost of the convertible note hedge transactions (after such cost is partially offset by the proceeds to it from the sale of the warrants described above), (2) a portion of the net proceeds from the sale of the notes to repay a portion of the outstanding loans under the Company's existing credit agreement, and (3) the remaining net proceeds for general corporate purposes, which could include working capital, fleet capital expenditures, acquisitions, refinancing of existing or other debt or other capital transactions.

UBS Investment Bank is acting as sole book-running manager and Imperial Capital is acting as co-manager.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the notes nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

The issuer has filed a registration statement (including a prospectus and related preliminary prospectus supplement for the offering) with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement, the accompanying prospectus in that registration statement and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC's website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling UBS Securities LLC toll-free at (888) 827-7275.

About Hawaiian Holdings

The Company is the parent company of Hawaiian Airlines, Inc. ("Hawaiian"). Hawaiian is the nation's highest-ranked carrier for service quality and performance in the 20th annual Airline Quality Rating study, having earned that distinction in three of the past four years. Hawaiian has also led all U.S. carriers in on-time performance for each of the past seven years (2004-2010) as reported by the U.S. Department of Transportation. Consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii.

Now in its 82nd year of continuous service in Hawaii, Hawaiian is the largest provider of passenger air service to Hawaii from the state's primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to South Korea, Japan, the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 150 daily jet flights between the Hawaiian Islands.

Cautionary Statement:

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements involve risks and uncertainties that could cause actual results to differ materially, including, but not limited to, whether or not the Company will offer the notes or consummate the offering, the final terms of the offering, prevailing market conditions, the anticipated principal amount of the notes which could differ based upon market conditions, and the anticipated use of the proceeds of the offering which could change as a result of market conditions or for other reasons, interest rates and corporate considerations and the impact of general economic, industry or political conditions in the United States or internationally. Additional risks and uncertainties relating to the proposed offering, the Company and its business can be found under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and in the preliminary prospectus supplement relating to the proposed offering filed with the Securities and Exchange Commission. The Company does not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after the date of this press release, or to reflect the occurrence of unanticipated events.